Exhibit 5.1

December 15, 2003

Evergreen Holdings, Inc .

3850 Three Mile Lane

McMinnville, Oregon 97128-9496

Re:	Evergreen Holdings, Inc., Evergreen International
Aviation, Inc. and the other entities listed on
Schedule I – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Evergreen International Aviation, Inc., an Oregon corporation (the “Company”), and each of the entities listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the public offering of $215,000,000 aggregate principal amount of the Company’s 12% Senior Second Secured Notes due 2010 (the “Exchange Notes”). The Indenture dated as of May 16, 2003 (the “Indenture”), between the Company, the Guarantors and Bank One, N.A., as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by the Guarantors (the “Guarantees”) to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 12% Senior Second Secured Notes due 2010 of the Company (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 16, 2003 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets, Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined originals or copies of the following:

(i)	the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees filed with the Securities and Exchange Commission

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December 15, 2003

(the “Commission”) on October 10, 2003 under the Act (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture including the terms and provisions of the Guarantees;

(iv)	the Certificate of Incorporation of Sys-tems LogistiX, Inc. (“Sys-tems”), as amended by the Certificate of Amendment of Certificate of Incorporation of Sys-tems and as certified by the Secretary of State of the State of Delaware;

(v)	the Certificate of Incorporation of Evergreen Aviation Ground Logistics Enterprises, Inc. (“EAGLE”, together with Sys-tems, the “Delaware Corporate Guarantors”), as amended by the Certificate of Amendment of Certificate of Incorporation of EAGLE and as certified by the Secretary of State of the State of Delaware;

(vi)	the Articles of Incorporation of Evergreen Helicopters International, Inc., as certified by the Secretary of State of the State of Texas (the “Texas Guarantor, together with the Delaware Corporate Guarantors, the “Specified Guarantors”);

(vii)	the Amended and Restated By-Laws of each of the Specified Guarantors, as currently in effect;

(viii)	certain resolutions adopted by the Board of Directors of each of the Specified Guarantors relating to the Exchange Offer, the Indenture, the issuance of the Guarantees by the Specified Guarantors and related matters;

(ix)	the Certificate of Gwenna R. Wootress, as acting in-house counsel and Secretary of the Company, dated the date hereof; and

(ix)	the form of the Exchange Notes and the Guarantees.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Evergreen Holdings, Inc.

December 15, 2003

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, at your request, we have relied upon the opinions of Davis Wright Tremaine LLP, Lionel Sawyer & Collins and Richards, Layton & Finger (the “Local Counsel Opinions”), with respect to (i) the power, corporate or other, of the Company and the Guarantors (other than the Specified Guarantors), to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (iii) except as set forth in our opinion below, the validity and binding effect on such parties. At your request, we have also relied on the Local Counsel Opinions with respect the due incorporation or formation, as applicable, valid existence and good standing of the Company and the Guarantors (other than the Specified Guarantors) under the laws of their respective jurisdictions of organization and that the Company and each of the Guarantors, other than the Specified Guarantors, has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Exchange Notes, the Guarantees, the Registration Rights Agreement and the Indenture. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others. We have relied upon the Local Counsel Opinions without any independent investigation or verification thereof.

Our opinions set forth herein are limited to Delaware corporate law, Texas corporate law and the laws of the State of New York that, in our experience, are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes and the Guarantees (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees will constitute binding obligations of the Company and each of the Guarantors, respectively, enforceable against the Company and each of the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization,

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moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

SCHEDULE I

GUARANTORS

Evergreen Air Center, Inc., an Oregon corporation

Evergreen Aircraft Sales & Leasing Co., a Nevada corporation

Evergreen Aviation Ground Logistics Enterprises, Inc., a Delaware corporation

Evergreen Equity Inc., a Nevada corporation

Evergreen Helicopters of Alaska, Inc., an Alaskan corporation

Evergreen Helicopters, Inc., an Oregon corporation

Evergreen Helicopters International, Inc., a Texas corporation

Evergreen Holdings, Inc., an Oregon corporation

Evergreen International Airlines, Inc., an Oregon corporation

Sys-tems LogistiX, Inc. (formerly known as EZ Express Corp.), a Delaware corporation

Trust created pursuant to the Trust Agreement, dated as of February 25, 1986, as amended and restated pursuant to the Amended and Restated Trust Agreement, dated as of August 31, 1987, as amended on August 31, 1988, and as amended and restated pursuant to the Second Amended and Restated Trust Agreement, dated as of September 29, 1995, as amended on May 8, 2003, among Evergreen International Aviation Inc. (an assignee of Evergreen Holdings, Inc., as successor to 747, Inc. and King, Christian Inc.) and Delford M. Smith, as beneficiaries, and Wilmington Trust Company, not in its individual capacity, but solely as owner trustee. The Trust Created February 25, 1986 is a trust governed under the laws of the state of Delaware.